SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934.

                                (Amendment No. )

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                        Provident Bankshares Corporation

                (Name of Registrant as Specified In Its Charter)

                             Mid-Atlantic Investors

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

MID-ATLANTIC INVESTORS
A.S.C. General Partnership
P.O. Box 7574                                                  Tel. 803-749-7888
Columbia, South Carolina 29202                                 FAX  803-749-7090

--------------------------------------------------------------------------------


                                                                  April 13, 2000

Dear Fellow Provident Shareholder:

         As the largest shareholder of Provident Bankshares (1,370,238 shares), we have made a shareholder proposal to advise the board of directors that the shareholders would like to see Provident merged.

         We have done this for one core reason: Shareholder Value. We firmly believe that a merged Provident has a much better chance of both superior long-term stock performance than does a "go it alone" Provident as well as potential for immediate appreciation based on an acquisition/merger premium.

         We have supported our belief with facts about Provident and others (see enclosed information).

         Provident has responded by pointing to the fact that Provident is doing better now than it was before (even though shareholders are not) and providing irrelevant and intentionally distracting commentary.

         At no point has Provident's management ever said that it believes or is willing to represent that the stock of Provident in a stand alone mode will be worth more than the stock of a merged Provident.

         Please support our effort to ask Provident's management to end their personal self serving efforts and find a merger partner that can be a leader in a consolidating banking industry. VOTE FOR the shareholder proposal on the GREEN Proxy Card enclosed.


                                                       Sincerely,


                                                       Jerry Shearer
                                                       Managing Partner


P.S. The meeting is Wednesday morning, April 19, 2000. You need to act immediately to insure that your vote is counted. Please call D.F. King & Co. at 1-800-578-5378 if you need assistance with voting.

                FACTS ABOUT MARKET VALUE (NOT "INTRINSIC" VALUE)

o Comparison of the 12/31/99 value of $100 invested in Provident stock on 12/31/97 versus the same investment in the stock of five leading banks doing business in the Baltimore area shows Provident's performance in last place at $62.46, almost $25 behind the least of the five (Bank of America at $87.31) and $37.39 behind the leader (SunTrust at $99.85).

o The same comparison of Provident stock to bank indices widely used in proxy statements shows Provident lagging the Media General Major Regional Banks Index by $24.64, trailing the S&P Major Regional Banks Index by $32.34, behind the KBW 50 Financial Institutions Index by $42.06 and further behind the NYSE Banks Index by $44.02.

o Comparison of Provident's price to book value ratio, price to last 12 months earnings ratio and price to estimated earnings ratio to the same ratios for First Virginia Banks, BB&T Corp., Fulton Financial, Mercantile Bankshares and Susquehanna Corp., shows Provident's stock underperforming in every comparison but one at April 7, 2000. This clearly demonstrates the market's lack of confidence in the ability of Provident to deliver above average results.

                        PROVIDENT'S GROWTH IS NOT ENOUGH

o Provident improved its efficiency ratio from 65.8% in 1998 to 63.4% in 1999. If it has the same amount of improvement every year, it will be almost four years until it matches BB&T's 1999 efficiency ratio. In the meanwhile, BB&T will have moved on.

o Provident's average deposit growth in 1999 was 73% brokered deposits. Not a good basis for long-term relationships. Because of the way deposits are reported to FDIC, brokered deposits from outside of the local market area create an illusion of growth in market share that is not real.

o Provident's average loan growth in 1999 was $377.2 million. Acquired loans increased $441 million. Without purchased loan packages average loans would have declined by $63.8 million. Most of the purchased loan borrowers are unlikely to be repeat customers.

o Leading banks are growing as fast or faster than Provident. It is unlikely that Provident will ever catch up much less surpass them.

                            NOW IS THE TIME TO MERGE

o Any merger premium would be an immediate increase in value. Merger with a quality bank would create potential for long-term value growth.

                              MID-ATLANTIC'S REVIEW
                                       OF
                       INSTITUTIONAL SHAREHOLDER SERVICES'
                            REPORT AND RECOMMENDATION
                                 April 13, 2000

You may be aware that Institutional Shareholder Services ("ISS") issued a report yesterday recommending to its clients that they not vote for the shareholder proposal to merge the bank.

In its report ISS points to three reasons why Institutional Shareholders should not support selling or merging the bank. These reasons are: 1) a decline in regional bank asset prices; 2) the falloff in M&A activity; and 3) management's steady, if unspectacular, financial results.

We believe ISS's reasons to not support selling or merging the bank are rather feeble. For instance, ISS points to a decline in regional bank asset prices. This simply means that if a stock-for-stock transaction were consummated now the price paid would be with devalued share prices. Receiving devalued shares in a merger at a normalized premium is an advantage because the share price of a devalued stock is more likely to move up than down. The key is the stock exchange ratio. As a Keefe, Bruyette & Woods analyst stated in a February 29, 2000 issue of Regional BankScan: "We respectfully suggest to potential sellers that waiting for a 1997/1998-like premium deal will ultimately prove short sighted. The market has moved and those valuations are no longer realistic. Instead the focus should be on striking a fair deal with a company whose currency the seller views is as good as or better than its own."

The weakest reason ISS gives is the falloff in M&A activity. This reason assumes that the number of deals is an indicator of the number of buyers competing for each sale. However, most buyers can only do 2-3 deals a year. We believe that an excellent time to go after a deal is when M&A activity is less than average. At such a time, a larger number of potential acquirors are more likely to be available for a true, orderly auction. This is what should occur with Provident.

ISS did two significant analyses that run counter to their third rationale for not supporting merging/selling the bank. Specifically, ISS's analysis of the Efficiency Ratio and stock market valuations actually supports Mid-Atlantic's rationale for seeking a merger.

First, ISS's Efficiency Ratio analysis shows that Provident improved from a ratio of 66.76% in 1996 to 63.40% in 1999. But even with this improvement, this indicator clearly shows that Provident has a management problem in controlling expenses. Spending more money to expand the branch network is not going to correct this fundamental problem. Provident needs a change of management and the best way to accomplish that is to sell the Company to a well-managed institution.

Secondly, ISS compared Provident's Price/Book Value, Price/LTM Earnings, and Price/Estimated Earnings with that of five peers. In each of these comparisons, except one, Provident's stock trades at multiples that are substantially below that of its peers, both on an earnings and book value basis. ISS states that "The market is either unfairly discounting the company's shares or it is sending management a signal that its performance is subpar and that its expansion strategy is unlikely to yield above average results." We don't believe for one minute that the market is "unfairly" discounting the company's share price.

From our first letter to shareholders in September 1998, Mid-Atlantic has taken the position that Provident is an inefficiently run bank that needs to be sold in order to maximize shareholder value. As Provident's largest shareholder, our position has not changed.

We encourage you to carefully review the points in ISS's review. We believe that you will come to the same conclusion that Provident needs to be merged.